SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 24, 2002

MICRO GENERAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-8358	95-2621545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2510 Red Hill Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

(949) 622-4444

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposal of Assets.

     On December 27, 2001, Micro General Corporation, a Delaware Corporation, announced that it was immediately discontinuing the operations of its wholly owned subsidiary, LDExchange, Inc., which was engaged in the wholesale international long distance business.

     Micro General expects to report a charge for discontinued operations of between $4.5 million and $5.5 million prior to income tax benefit for the fiscal year ended 2001. This will be primarily a non-cash charge resulting mainly from the write-off of goodwill associated with the LDExchange acquisition in 1998 and also from the write-down of telecommunications equipment.

Item 7. Financial Statements and Exhibits.

(a)	Pro Forma Financial Statements
The following unaudited Pro Forma condensed consolidated financial information of the Company give effect to the disposition of LDExchange, Inc. as though this transaction had occurred at the beginning of the periods presented with respect to the statements of operations and on September 30, 2001, with respect to the balance sheet.

Pro Forma Condensed Consolidated Statement of Operations for year ended December 31, 2000
Pro Forma Condensed Consolidated Statement of Operations for nine months ended September 30, 2001
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2001
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Micro General Corporation
Pro Forma Condensed Consolidated Statement of Operations-Unaudited
For the Year ended December 31, 2000

		Pro Forma
	Historical	Adjustments	Pro Forma

Revenues	$113,241,604	$41,105,467	$72,136,137
Cost of sales	87,953,383	43,932,631	44,020,752

Gross profit	25,288,221	(2,827,164)	28,115,385

Selling, general and administrative expenses	19,140,008	4,241,335	14,898,673
Amortization of goodwill	2,459,526	653,124	1,806,402

Operating income (loss)	3,688,687	(7,721,623)	11,410,310
Joint venture loss	578,045	—	578,045
Interest expense, net	1,090,679	198,648	892,031

Income (loss) from continuing operations before income taxes	2,019,963	(7,920,271)	9,940,234
Income taxes	26,618	—	26,618

Income (loss) from continuing operations	$1,993,345	$(7,920,271)	$9,913,616

Income per share basic from continuing operations	$0.15		$0.76
Income per share diluted from continuing operations	$0.14		$0.68

Micro General Corporation
Pro Forma Condensed Consolidated Statement of Operations-Unaudited
For the Nine Months ended September 30, 2001

		Pro Forma
	Historical	Adjustments	Pro Forma

Revenues	$101,393,492	$17,830,176	$83,563,316
Cost of sales	71,695,820	19,231,541	52,464,279

Gross profit	29,697,672	(1,401,365)	31,099,037

Selling, general and administrative expenses	16,078,182	1,982,145	14,096,037
Amortization of goodwill	1,634,831	455,441	1,179,390

Operating income (loss)	11,984,659	(3,838,951)	15,823,610
Interest expense, net	601,251	104,768	496,483

Income (loss) from continuing operations before income taxes	11,383,408	(3,943,719)	15,327,127
Income taxes	2,902,769	1,005,648	3,908,417

Income (loss) from continuing operations	$8,480,639	$(2,938,071)	$11,418,710

Income per share basic from continuing operations	$0.57		$0.77
Income per share diluted from continuing operations	$0.51		$0.69

Micro General Corporation
Pro Forma Condensed Consolidated Balance Sheet-Unaudited
As of September 30, 2001

		Pro Forma
	Historical	Adjustments	Pro Forma

Current assets:
Cash and cash equivalents	$7,862,635	$(564,407)	$7,298,228
Trade accounts receivable-net	4,225,896	(2,302,167)	1,923,729
Accounts receivable due from affiliates	16,788,480	—	16,788,480
Inventories and prepaids	3,554,486	(223,883)	3,330,603
Deferred tax assets	3,792,884	—	3,792,884

Total current assets	36,224,381	(3,090,457)	33,133,924

Property and equipment, net	26,222,065	(2,781,711)	23,440,354
Goodwill, net	12,084,751	(940,084)	11,144,667
Investments	1,660,893	—	1,660,893

Total assets	$76,192,090	$(6,812,252)	$69,379,838

Current liabilities:
Accounts payable and accrued expenses	$13,541,598	$(2,566,223)	$10,975,375
Income and other taxes payable	978,280	(1,339,027)	(360,747)
Accrued liabilities for discontinued operations		2,444,782	2,444,782
Deferred revenue	2,306,659	—	2,306,659
Current portion of capital leases & notes payable	7,982,262	(381,310)	7,600,952

Total current liabilities	24,808,799	(1,841,778)	24,255,181

Notes payable and capital leases-affiliates	6,384,801	—	6,384,801
Notes payable and capital leases	1,458,231	(941,561)	516,670
Deferred revenue	3,866,772	(38,951)	3,827,821
Other long term liabilities	77,902	(77,902)	—

Total liabilities	36,596,505	(2,900,192)	33,696,313

Stockholders’ equity:
Common stock	763,884	—	763,884
Additional paid-in capital	57,434,192	—	57,434,192
Accumulated deficiency	(18,602,491)	(3,912,060)	(22,514,551)

Total stockholders’ equity (deficiency)	39,595,585	(3,912,060)	35,683,525

Total liabilities and stockholders’ equity (deficiency)	$76,192,090	$(6,812,252)	$69,379,838

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

The pro forma adjustments reflect the impact of management’s decision to discontinue the wholesale international long distance operations of LDExchange, Inc., as announced on December 27, 2001.

Pro Forma Condensed Consolidated Statements of Operations

Pro forma adjustments represent the reclassification of the discontinued operations during the periods presented. A provision for loss on disposal of the discontinued segment consisting of the write off of net assets related to the shutdown (primarily abandonment of property and equipment and write off of goodwill) plus accrual of identified shutdown costs (primarily leasing costs).

The loss on discontinued operations is net of tax using a blended tax rate of 25.5%, exclusive of the write off of goodwill.

The provision for loss on disposal of the discontinued segment is estimated as follows:

Write off of goodwill	$(940,084)
Write down of net discontinued assets	(3,525,594)
Accrued shutdown costs	(785,409)

Total	(5,251,087)
Income tax effect	1,339,027

Provision for loss, net of tax	$(3,912,060)

Pro Forma Condensed Consolidated Balance Sheet

The pro forma adjustments reflect the reclassification of the retained assets and liabilities of the discontinued operations into liabilities of discontinued operations and to reflect the provision for loss on disposal of the discontinued segment.

The liabilities for discontinued operations consist of the following:

Current assets	$2,346,574
Current liabilities	(4,005,947)
Accrued Shutdown Costs	785,409

Total	$(2,444,782)

Management has not yet completed the analysis of the impact of the LDExchange, Inc. discontinued operations, and accordingly, the adjustments reflected in these pro forma financial statements may be subject to change.

(b)	Exhibits.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO GENERAL CORPORATION

Dated: January 24, 2002	/s/ Joe Root Joe Root Senior Vice President General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of the Registrant dated December 27, 2001, announcing the discontinuation of the international wholesale telecommunications division of LDExchange, Inc., a Delaware corporation